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                                                                    Exhibit (12)

                                                                  March 13, 2003



Seligman Growth Fund, Inc.
   100 Park Ave.
      New York, NY 10017

Seligman Tax-Aware Fund, Inc.
   100 Park Ave.
      New York, NY 10017

Ladies and Gentlemen:

          We have acted as counsel to Seligman Growth Fund, Inc., a corporation organized under the laws of the State of Maryland ("Acquiror Fund") and Seligman Tax-Aware Fund, Inc., a corporation organized under the laws of the State of Maryland ("Target Fund"), in connection with the transfer of all of the assets and liabilities of Target Fund to Acquiror Fund in exchange for shares of Acquiror Fund, followed by the distribution by Target Fund to its shareholders of the Acquiror Fund shares (together, the "Reorganization"), pursuant to the Agreement and Plan of Acquisition and Liquidation by and between Acquiror Fund and Target Fund (the "Agreement"), the form of which is included in your Registration Statement on Form N-14 filed in connection with the Reorganization (the "Registration Statement"). We render this opinion to you in connection with the registration of the shares of Acquiror Fund to be issued in connection with the Reorganization. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

          For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law

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and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

          (i) The Reorganization will be completed in the manner set forth in the Agreement and the Combined Proxy Statement/Prospectus of Acquiror Fund and Target Fund (the "Proxy/Prospectus"), which is part of a Registration Statement.

          (ii) The Agreement will not be amended or otherwise modified prior to the Closing Date.

          (iii) The representations made to us by Acquiror Fund and Target Fund in their letters to us both dated March 13, 2003, and delivered to us for purposes of our opinion are, and at the Closing Date will be, complete and accurate without regard to any qualifications with respect to knowledge, belief, or intention that may be set forth therein or elsewhere.

          On the basis of the foregoing, and our consideration of such matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable U.S. federal income tax law, that:

          (1) The Reorganization will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and Acquiror Fund and Target Fund will each be a "party to a reorganization" within the meaning of
Section 368(b) of the Code;

          (2) No gain or loss will be recognized by Target Fund shareholders on the conversion of shares of the Target Fund into shares of Acquiror Fund;

          (3) The aggregate basis of the Acquiror Fund shares received by Target Fund shareholders will be the same as the aggregate basis of Target Fund shares converted into such Acquiror Fund shares; and

          (4) The holding periods of the Acquiror Find shares received by the Target Fund shareholders will

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include the holding periods of the Target Fund shares converted into such
Acquiror Fund shares, provided that at the time of the Reorganization Target Fund shares are held by such shareholders as capital assets.

          The tax consequences described above may not be applicable to Target Fund shareholders who are financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, persons that are otherwise required to use a mark-to-market method of accounting, persons who hold Target Fund shares as part of a "straddle," "hedge" or "conversion" transaction, or persons who acquired or acquire shares of Target Fund pursuant to the exercise of employee stock options or otherwise as compensation.

          This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Reorganization under any other laws.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Tax Considerations" in the Prospectus/Proxy. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                               Very truly yours,


                                                     /s/ Sullivan & Cromwell LLP